Exhibit 3.4

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ARMSTRONG ENERGY, INC.

Pursuant to Section 151 of The

General Corporation Law of Delaware

Armstrong Energy, Inc., a Delaware corporation (the “Corporation”), does hereby certify that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article Sixth of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors amended and restated the Certificate of Designation for the shares of Series A Convertible Preferred Stock, par value $.01 per share, to read as follows:

Section 1. Number of Shares and Designation.

This series of preferred stock shall be designated as Series A Convertible Preferred Stock (the “Convertible Preferred”) and the number of shares which shall constitute such series shall be 300,000 shares, par value $.01 per share (the “Shares”), which number may be increased or decreased (but not below the number thereof then outstanding plus the number required to fulfill the Corporation’s obligations under options, rights or warrants or securities convertible into Convertible Preferred, issued by the Corporation) from time to time by the Board. The Convertible Preferred shall not be redeemable without the written consent of the holders thereof.

Section 2. Dividends.

The holders of Convertible Preferred shall not be entitled to the payment of any dividends by the Corporation.

Section 3. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each holder of Convertible Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder. After payment to the holders of the Convertible Preferred in full of the preferential amounts provided for in this Section 3, the holders of Convertible Preferred shall have no right or claim to any of the remaining assets of the Corporation. If upon any Liquidation the Corporation’s assets to be distributed among the holders of the Convertible Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Convertible Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation to each record holder of Convertible Preferred as of a date at least three Business Days prior to the mailing of such notice, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Convertible Preferred in connection with such Liquidation (assuming no conversion of Shares into Common Stock). At any time prior to a Liquidation, the holders of Convertible Preferred shall be entitled to convert their Shares into Common Stock in accordance with the provisions of Section 5 below. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale, conveyance, exchange or transfer (for cash, securities or other consideration) by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation within the meaning of this Section 3.

Section 4. Voting Rights.

4A. Voting Procedures. The holders of Convertible Preferred shall be entitled to notice of all meetings of the Corporation’s stockholders in accordance with the Corporation’s Bylaws. Each Share of Convertible Preferred shall have one (1) vote per Share.

4B. General Voting Rights. The holders of Convertible Preferred shall vote together as a single class with the holders of the Common Stock as provided in Section 4A above on all matters submitted to a vote of the holders of the Common Stock.

4C. Special Voting Rights. In addition to the voting rights provided in Section 4B above and any voting rights provided by applicable law, so long as any Convertible Preferred remains outstanding, the holders of a majority of the Convertible Preferred outstanding must approve, voting separately as a class:

(i) any amendment to the Corporation’s Certificate of Incorporation (including any Certificate of Designations) or Bylaws that would affect adversely the rights, preferences, privileges or voting rights of holders of the Convertible Preferred or the terms of the Convertible Preferred;

(ii) any proposed issuance of capital stock of the Corporation that ranks pari passu or senior to the Convertible Preferred, or any proposed issuance of Junior Securities which are required to be redeemed by the Corporation at any time that any Shares of Convertible Preferred are outstanding, whether upon the occurrence of certain events or otherwise; or

(iii) any increase in the number of authorized shares of capital stock of the Corporation, except as specifically required in this Certificate of Designations.

Section 5. Conversion.

5A. Automatic Conversion.

(i) On the IPO Conversion Date, and provided that an Exit Transaction has not occurred, all of the outstanding shares of Convertible Preferred on such date shall automatically and without further action required by any Person, convert into that number of shares of Common Stock equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Shares to be converted, and (b) is the IPO Price minus the Discount Amount.

(ii) Upon the date that an Exit Transaction is consummated, and provided that an IPO Conversion Date has not occurred, all of the outstanding shares of Convertible Preferred on such date shall automatically and without further action required by any Person, convert into that number of shares of Common Stock equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Shares to be converted, and (b) is the Exit Price. Prior to the consummation of any Exit Transaction, the Corporation shall make appropriate provisions to insure that each of the holders of Convertible Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred pursuant to this Section 5A(ii), such shares of stock, securities or assets as such holder would have received in connection with such Exit Transaction if such holder had converted its Convertible Preferred immediately prior to such Exit Transaction. The Corporation shall not effect any Exit Transaction, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the Person purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 5A(ii) shall not apply in the event of a conversion of the Convertible Preferred pursuant to Section 5A hereof prior to the consummation of the Exit Transaction.

5B. Conversion Procedure.

(i) At the time any conversion of Convertible Preferred pursuant to Section 5A has been effected, the rights of the holder of the Shares converted as a holder of Convertible Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(ii) As soon as practicable (but in any event within five Business Days) after the certificates representing the Shares are actually surrendered for conversion during normal business hours at the principal office of the Corporation, the Corporation shall deliver or cause to be delivered to the record holder of the Shares converted:

(a) unless in book entry form, a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) a certificate representing any Shares of Convertible Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted;

(iii) The issuance or delivery of certificates for shares of Common Stock upon conversion of Convertible Preferred shall be made without charge to the holders of such Convertible Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of Shares converted.

(iv) The Corporation shall not close its books against the transfer of Convertible Preferred or of Conversion Stock issued or issuable upon conversion of Convertible Preferred in any manner which interferes in any material respect with the timely conversion of Convertible Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred, such number of shares of Common Stock issuable upon the conversion of all outstanding Convertible Preferred. All shares of Common Stock which are so issuable shall be free of preemptive rights and, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than income taxes payable by the holder), liens, charges and encumbrances created by, through or under the Corporation. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred.

(vi) The Corporation shall not be required to issue fractional shares of stock upon the conversion of the Convertible Preferred. As to any final fraction of a share which the holder of one or more shares of Convertible Preferred would otherwise be entitled to receive upon conversion, the Corporation shall, in lieu of issuing any fractional share, the fraction will be rounded up or down to the nearest whole number of shares.

5C. Notices.

(i) The Corporation shall give written notice to all holders of Convertible Preferred of any conversion of the Convertible Preferred pursuant to Section 5A hereof within five Business Days after the effective date of such conversion.

(ii) The Corporation shall give written notice to all holders of Convertible Preferred at least 15 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock or (b) with respect to any pro rata subscription offer to holders of Common Stock.

(iii) The Corporation shall also give written notice to the holders of Convertible Preferred at least 20 days prior to the date on which any Exit Transaction shall take place.

Section 6. Purchase Rights.

If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Convertible Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Convertible Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 7. Record Holders.

The Corporation shall deem and treat the record holder of any Convertible Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall be affected by any notice to the contrary.

Section 8. Definitions.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be opened.

“Common Stock” means, collectively, the Corporation’s Common Stock, par value $.01 per share (including any and all Conversion Stock) and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

“Conversion Stock” means shares of the Corporation’s Common Stock, provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Convertible Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Discount Amount” means an amount determined by multiplying the IPO Price by a percentage equal to the difference between (a) 100% and (b) the fraction, expressed as a percentage, the numerator of which is $300,000,000 and the denominator of which is the IPO Valuation Amount; provided, however, that if the IPO Valuation amount is $300,000,000 or less, the Discount Amount shall be zero.

“Exit Price” means the price or value per share of Common Stock to be paid to the Corporation’s stockholders by the Person or successor entity in an Exit Transaction, or if such price or value is not readily ascertainable, a price determined in good faith by the Board, and in each case, net of selling expenses.

“Exit Transaction” means the sale of all or substantially all of the assets of the Corporation on a consolidated basis to an Person, (ii) a merger, reorganization or consolidation in which the holders of the Corporation’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iii) the sale of all or a majority of the outstanding equity interests in the Corporation to an Person whether by share exchange or otherwise or (iv) any other transaction or series of transactions in which, the owners of the Corporation’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation or distribution) stock, securities or assets with respect to or in exchange for Common Stock.

“IPO” means an initial public offering of shares of Common Stock of the Corporation to the public in an underwritten offering pursuant to a registration statement under the Securities Act or the securities laws of any other jurisdiction.

“IPO Conversion Date” means the date of the effectiveness of the IPO.

“IPO Price” means the initial public offering price per share, less any underwriting discount per share, of Common Stock sold in the IPO, as reflected in the prospectus filed with the SEC on or immediately prior to the IPO Conversion Date.

“IPO Valuation Amount” means an amount determined by multiplying the IPO Price by the total number of shares of Common Stock issued and outstanding as of the date of the execution and delivery of the underwriting agreement relating to the IPO, including the shares of Common Stock issued in the IPO and assuming the conversion in full of the Convertible Preferred at the IPO Price minus the Discount Amount.

“Junior Securities” means any capital stock or other equity securities of the Corporation other than the Convertible Preferred.

“Liquidation Value” of any Share as of any particular date shall be equal to $100.00.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any of its Subsidiaries, any employee benefit plan of the Corporation or any of its Subsidiaries, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereof, together with the rules and regulations promulgated thereunder.

Section 9. Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of two-thirds of the Convertible Preferred outstanding at the time such action is taken.

Section 10. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by first class mail or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation (attention: Secretary) at its principal executive offices and (ii) to any holder of the Convertible Preferred, at such holder’s address as it appears in the stock records of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

Section 11. Acquired Shares.

Any Shares of Convertible Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such Shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be re-issued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

Section 12. Successors and Transferees.

The provisions applicable to Shares of Convertible Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of Shares of Convertible Preferred.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this 6th day of March, 2012.

ARMSTRONG ENERGY, INC.

By:	/s/ Martin D. Wilson, President
Name: Martin D. Wilson
Title: President